Exhibit 99.1

For Immediate Release

Contacts:

Diana Mojica

VCampus Corporation

(703) 654-7221

dmojica@vcampus.com

Ed Lewis

CEOcast, Inc. for VCampus

(212) 732-4300

elewis@ceocast.com

VCAMPUS ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Company Secures Contracts for $1.47 Million in Projected Revenues Over Next 12 Months; 3 New Select Partners™ Added During the Quarter

RESTON, VA, August 9, 2004 - VCampus Corporation (Nasdaq: VCMP) today announced its financial results for the second quarter of 2004, the period ended June 30, 2004. The company reported revenue of $1,464,944, versus $1,640,894 in the same period a year earlier.  This included online tuition revenue of $1,395,653, versus $1,430,384 for the 2003-second quarter.  The company reported an operating loss for the second quarter of 2004 of $885,930, versus $926,791 in the year earlier period.

During the second quarter, the company recorded a non-cash charge of $1.4 million in connection with the conversion of approximately $1.2 million of debt into equity, including mandatory and voluntary conversions.  Including this non-cash charge, VCampus reported a loss for the second quarter of $2,297,861 versus a net loss of $743,659 for the 2003-second quarter.  VCampus reported a net loss to common stockholders for the second quarter of 2004 of $2,297,861, or $0.34 per share, versus $2,583,443 or $1.09 per share for the 2003-second quarter.  These results include the non-cash charge of $1.4 million in the 2004 period (as described above) and a non-cash charge of $1.8 million in the 2003 period for deemed dividends paid to preferred stockholders.

For the six months ended June 30, 2004, the company reported revenue of $2,958,996, versus $3,285,560 for the same period in 2003. Online tuition revenue for the six months ended June 30, 2004 was $2,805,156 versus $2,853,905 for the first six months of 2003. The operating losses for the six months ended June 30, 2004 and 2003 were $1,648,423 and $1,936,318, respectively. Including the $1.4 million of non-cash charges mentioned above, VCampus reported a net loss of $3,087,066 for the first six months of 2004, versus a net loss of $1,780,960 for the same period in 2003. VCampus reported a net loss to common stockholders of $3,087,066, or $0.51 per share for the first six months of 2004, versus $4,199,992 (which included $2.4 million of non-cash charges for deemed dividends paid to preferred stockholders) or $2.12 per share for the same period in 2003.

Product development expenses increased 26.0% to $804,783 in the second quarter of 2004 as compared to $638,930 for the second quarter of 2003 and 38.7% as compared to $580,251 for the first quarter of 2004.  The increase was due to the fact that following the release of our enhanced course management system in the first quarter of 2004, we did not capitalize any software development costs in the second quarter of 2004, whereas in the second quarter of 2003 as well as the first quarter of 2004, software development costs had been capitalized in accordance with our accounting policies.

The company ended the quarter with approximately $3.3 million in cash and cash equivalents. During the second quarter, the company raised approximately $600,000 through the exercise of options and warrants to purchase its common stock and the related issuance of 300,483 shares of common stock.

VCampus added three new Select Partners™ in the second quarter including the Association for Financial Professionals, PCI Global, Inc. and the National Council of State Boards of Nursing. In addition, since the end of the first quarter, contracts secured from new and existing legacy customers are projected to generate $1.47 million over the next twelve months.

“Our focus in the second quarter remained executing our Select Partner strategy, and the results indicate that our new focus is working,” said Nat Kannan, Chairman and Chief Executive

Officer, VCampus. “We added three new Select Partners during the quarter, and with the operating momentum in our business, we believe we can add one to two Select Partners per month. These relationships carry higher margins for the company than our historical customer relationships, and afford us the opportunity to generate strong recurring revenue as we move throughout the balance of the year and into 2005.”

“With these Select Partners, the market opportunity is significant,” continued Kannan. “VCampus will be developing online curricula for large targeted markets in areas such as nursing, corporate finance and treasury, project management and security.  All of the curricula will relate to either continuing education credits or preparation for a professional certification or licensure, which we anticipate will fuel significant demand for the courses.”

“While our revenue remained essentially unchanged from the first quarter, we have made substantial progress in moving into more lucrative revenue sharing agreements with our Select Partners, and away from revenue derived from traditional course deliveries. While today we are not yet recognizing significant revenue from Select Partners, the 66% sequential quarterly increase is a trend we expect to continue,” said Christopher Nelson, Chief Financial Officer of VCampus. “During the second quarter, we further enhanced our ability to execute our Select Partner strategy, as we strengthened our balance sheet by converting approximately $1.2 million of debt into common stock.”

Conference Call and Webcast

Mr. Kannan and Mr. Nelson will hold a conference call to discuss the second quarter financial results and business outlook. The call is scheduled for 4:30 pm Eastern Time today. Interested parties may participate by dialing (888) 396-2384. International callers may dial (617) 847-8711. Please enter the passcode 97449633.

This call is also being webcast by Thomson/CCBN and can be accessed at the VCampus web site at www.vcampus.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by

StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

A replay of the call will be available via telephone from approximately 6:30 pm. ET on August 9, 2004 until 6:30 pm. ET on August 10, 2004. To listen to the replay, participants in the U.S. and Canada should dial (888) 286-8010, and international participants should dial (617) 801-6888. The conference ID for the replay is 80638889.

About VCampus®

VCampus Corporation (NASDAQ: VCMP), a provider of end-to-end e-Learning services, helps organizations that offer professional certifications and credentials unlock the value of their traditional branded course content.  Through its innovative Select Partner™ Program, VCampus repurposes value-added training content for online delivery to enhance and support professional development programs.  The Select Partner program provides custom course development, publishing, hosting, e-commerce, reporting and account support and marketing services.   With over a decade of e-Learning experience, VCampus has delivered 2.8 million courses to 835,000 desktops/users in associations, non-profits, corporations, government agencies and higher education institutions.  VCampus distributes a courseware library of more than 4,500 web-based courses.  VCampus Corporation is headquartered in Reston, VA. For more information, call 800-915-9298, or visit the VCampus Web site at www.vcampus.com. “VCampus” is a registered trademark and “Select Partner” is a trademark of VCampus Corporation.

This press release contains forward-looking statements within the meaning of the federal Private Securities Litigation Reform Act of 1995. Statements contained herein that are not statements of historical fact are forward-looking. Without limiting the foregoing, references to future growth or expansion are forward-looking, and words such as “anticipates,” “believes,” “could,”

“estimate,” “expect,” “intend,” “may,” “might,” “should,” “will,” and “would” and other forms of these words or similar words are intended to identify forward-looking information. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial position or state other forward-looking information. There might be events in the future that we are not able to predict accurately or control, and any forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially. These risks and uncertainties include: (1) our history of losses, projection of future losses and our need to raise additional capital; (2) market acceptance of our new and future products; (3) uncertainties regarding the successful implementation of our Select Partner program; (4) growing competition; and (5) our ability to maintain and manage our growth. For additional information regarding risk factors that could affect our future results, please refer to the discussions of ``Risk and Uncertainties’’ in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended, and other SEC filings.

# # #

Consolidated Statement of Operations

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2003	2004	2004	2003	2004
Revenues:
Online tuition revenues	$1,430,384	$1,409,503	$1,395,653	$2,853,905	$2,805,156
Development and other revenues	178,913	53,614	52,336	370,289	105,950
Other service revenues	31,597	30,935	16,955	61,366	47,890
Net revenues	1,640,894	1,494,052	1,464,944	3,285,560	2,958,996
Costs and expenses:
Cost of revenues	569,951	364,803	361,810	1,029,415	726,613
Sales and marketing	551,062	586,902	362,430	1,194,400	949,332
Product development and operations	638,930	580,251	804,783	1,362,880	1,385,034
General and administrative	435,538	446,177	451,688	900,220	897,865
Depreciation and amortization	246,470	248,934	337,665	495,420	586,599
Reorganization & other non recurring costs	112,729	—	—	172,729	—
Stock-based compensation	13,005	29,478	32,498	66,814	61,976
Total costs and expenses	2,567,685	2,256,545	2,350,874	5,221,878	4,607,419
Loss from operations	(926,791)	(762,493)	(885,930)	(1,936,318)	(1,648,423)
Other income	207,138	—	173,899	207,138	173,899
Interest expense and amortization of debt discount and debt offering costs, net	(24,006)	(26,712)	(1,585,830)	(51,780)	(1,612,542)
Net loss	(743,659)	$(789,205)	(2,297,861)	(1,780,960)	(3,087,066)
Dividends to preferred stockholders	(1,839,784)	—	—	(2,419,032)	—
Net loss attributable to common stockholders	$(2,583,443)	$(789,205)	$(2,297,861)	$(4,199,992)	$(3,087,066)
Net loss per share to common stockholders, basic and diluted	$(1.09)	$(0.15)	$(0.34)	$(2.12)	$(0.51)
Weighted average number of shares outstanding, basic and diluted	2,375,442	5,272,587	6,761,850	1,978,089	6,017,219

VCampus Corporation

Consolidated Balance Sheets

	December 31, 2003	June 30, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$534,984	$3,304,454
Accounts receivable, net	290,530	293,166
Loans receivable from related parties	83,745	66,859
Loans receivable — current	40,526	41,486
Prepaid expenses and other current assets	691,781	400,045
Total current assets	1,641,566	4,106,010
Property and equipment, net	509,662	418,712
Capitalized software costs and courseware development costs, net	1,653,295	1,893,612
Loans receivable — less current portion	33,726	17,114
Other assets	127,598	516,752
Other intangible assets, net	569,494	479,998
Goodwill, net	328,317	328,317
Total assets	$4,863,658	$7,760,515

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,222,987	$509,700
Accrued expenses	369,763	367,364
Notes payable — current portion	225,000	—
Deferred revenues	1,010,563	306,112
Total current liabilities	2,828,313	1,183,176

Long-term liabilities
Notes payable — less current portion	—	88,484
Total liabilities	2,828,313	1,271,660

Stockholders’ equity:
Common Stock	51,670	73,139
Additional paid-in capital	92,376,579	99,895,686
Accumulated deficit	(90,392,904)	(93,479,970)
Total stockholders’ equity	2,035,345	6,488,855
Total liabilities and stockholders’ equity	$4,863,658	$7,760,515